Exhibit 10.4

ORANGE BANK & TRUST COMPANY

PERFORMANCE-BASED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

GENERAL

1.1           PURPOSE OF THE PLAN. The purpose of the Orange Bank & Trust Company Performance-Based Supplemental Executive Retirement Plan (the “Plan”) is to assist the Employer and its affiliates in retaining, attracting and providing supplemental executive retirement benefits to certain key management employees. The Plan is intended at all times to satisfy Section 409A of the Code (and all guidance published thereunder), and the provisions of the Plan shall be construed to effectuate such intent. The Plan is also intended to qualify as a “top hat” plan for purposes of ERISA.

1.2           PLAN BENEFITS GENERALLY. Pursuant to this Plan, the Employer may provide to each Participant a performance-based supplemental retirement benefit, subject to the terms and conditions contained in this Plan and the Participant’s individual Participation Agreement.

1.3           EFFECTIVE DATE. The effective date of this Plan is January 1, 2018.

ARTICLE II

DEFINITIONS

2.1           “ADMINISTRATOR” means the Compensation Committee of the Board of Directors.

2.2          “BENEFICIARY” means the person or persons designated by a Participant as his or her beneficiary in accordance with Section 5.6 of the Plan.

2.3           “BOARD OF DIRECTORS” means the Board of Directors of the Employer.

2.4           “CAUSE” shall have the meaning set forth in any employment agreement or change in control agreement between the Employer and the Participant. If the Participant is not a party to an employment agreement or change in control agreement with the Employer, then Cause means a good faith determination of the Board of Directors of the Participant’s:

(i)	personal dishonesty;

(ii)	incompetence;

(iii)	willful misconduct;

(iv)	breach of fiduciary duty involving personal profit;

(v)	intentional failure to perform stated duties; or

(vi)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

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2.5           “CHANGE OF CONTROL” means, for purposes of this Plan, the occurrence of any of the following events in accordance with a change in control as defined in Section 409A of the Code and the rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(i)	Change in ownership: the date any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) accumulates ownership of Company stock constituting more than fifty (50%) percent of the total voting power of Company stock, or

(ii)	Change in effective control: the date that (A) any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires within a 12-month period ownership of Company stock possessing forty (40%) percent or more of the total voting power of Company stock, or (B) a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors, or

(iii)	Change in ownership of a substantial portion of assets: the date that any change in ownership of one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Employer having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

2.6           “CODE” means the Internal Revenue Code of 1986, as amended.

2.7           “COMPANY” means Orange County Bancorp, Inc. and any successor thereto.

2.8           “DISABILITY” or “DISABLED” means (i) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) the Participant is receiving income replacement benefits for a period of not less than three months from the Employer’s accident and health plan by reason of the Participant’s medically-determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (iii) the Participant has been determined to be totally disabled by the Social Security Administration; or (iv) the Participant has been determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation §1.409A-3(i)(4).

Notwithstanding the preceding provisions of this definition, to the extent any provision of this Plan would cause payment of an amount that constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability.

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2.9          “EMPLOYER” means Orange Bank & Trust Company and any successor or assignee, whether direct or indirect, by purchase, merger consolidation or otherwise.

2.10         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.11        “EXECUTIVE” means a management or highly compensated employee of the Employer designated by the Administrator as eligible to participate in the Plan.

2.12        “PARTICIPANT” means any Executive who is selected by the Administrator to participate in this Plan by entering into a Participation Agreement in accordance herewith.

2.13        “PARTICIPATION AGREEMENT” means a written agreement between the Employer and a Participant, pursuant to which the Employer agrees to provide the Participant with benefits described in the Plan and the Participation Agreement. Each Participation Agreement shall contain such information, terms and conditions as the Administrator, in its discretion, may specify, including, without limitation, the following:

(a)	the effective date of the Participant’s participation in the Plan;

(b)	the Participant’s Normal Retirement Age;

(c)	the benefits to which the Participant is entitled under the Plan and the form of payment for such benefits (i.e. installments or lump sum);

(d)	the identity of the Participant’s Beneficiary; and

(e)	any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan.

2.14       “PERFORMANCE-BASED CONTRIBUTION” or “P&L CONTRIBUTION” means an annual Employer contribution based on the attainment of pre-defined financial or performance goals set forth in a Participation Agreement.

2.15        “PLAN YEAR” means a twelve (12) month period beginning on January 1st and ending on the following December 31st.

2.16        “SEPARATION FROM SERVICE” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(ii) and in accordance with the default rules thereunder which includes termination of the Participant’s employment whether voluntarily or involuntarily, by reason of death, Disability, resignation or discharge.

2.17         “SPECIFIED EMPLOYEE means, in the event of the Employer or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.

2.18       “SERP ACCOUNT” means, an account to which the Employer shall credit all Performance-based Contributions or P&L Contributions allocated thereto. Each Participant’s SERP Account shall be utilized solely as a device for the termination and measurement of the amounts to be paid to the Participant pursuant to the Plan and related Participation Agreement. A Participant’s SERP Account shall not constitute or be treated as a trust fund of any kind.

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2.19       “YEAR OF SERVICE” means, for purposes of the 2018 Plan Year, a twelve (12) consecutive month period in which a Participant completes at least 1,000 hours of service for the Employer measured from his date of hire with the Employer. For all subsequent Plan Years, a Year of Service shall be determined based on the applicable calendar year.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1         ELIGIBILITY. The Plan is available to a select group of management and/or highly compensated employee of the Employer, determined by the Administrator, in its sole discretion, from time to time.

3.2         PARTICIPATION. Each Executive who is eligible to participate in this Plan shall enroll in this Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request. An Executive’s participation in this Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV

BENEFITS

4.1         SERP ACCOUNT. The Employer shall maintain for each Participant a SERP Account to which it shall credit all amounts allocated thereto in accordance with Sections 4.2 and 4.3. Each Participant’s SERP Account shall be adjusted no less often than annually to reflect the credits made to the SERP Account and the earnings thereon pursuant to Section 4.4 of the Plan. Such adjustments shall be made as long any amount remains credited to the Participant’s SERP Account. The amounts allocated and adjustments made shall comprise the balance of the SERP Account at any time.

4.2         PERFORMANCE-BASED CONTRIBUTIONS/P&L CONTRIBUTIONS. The Employer shall make Performance-Based Contributions or P&L Contributions to Participant SERP Accounts from time to time in accordance with the terms and conditions set forth in each Participation Agreement.

4.3         DISCRETIONARY CONTRIBUTIONS. The Employer shall have the right to allocate non-performance-based discretionary contributions to any Participant which the Employer, in its sole discretion, shall determine in accordance with the terms and conditions set forth in each Participation Agreement.

4.4          EARNINGS. Interest shall be credited to each Participant’s SERP Account beginning on the first business day of the calendar year, compounded monthly. Interest shall be based on the prime rate as published in The Wall Street Journal on the last business day of the preceding calendar year plus one (1%) percent. The interest rate determined as of the first business day of the calendar year shall be the same rate used for the entirety of the calendar year. The Administrator may alter the interest crediting rate formula prospectively with respect to any future Plan Year.

4.5          VESTING. The Participation Agreements shall set forth the vesting schedules (if any) for contributions made under this Plan.

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4.6         FORM OF PAYMENT. The Employer shall specify the form of the payment of the SERP Account balance (e.g. lump sum or installment payments) in each Participant’s Participation Agreement.

(a)	Lump Sum. If a Participant’s SERP Account is to be paid in the form of a lump sum the account shall be valued as of the date of the distribution.

(b)	Installment Payments.

(i)	If a Participant’s SERP Account is to be paid in the form of installments it shall be valued as of the date that occurs on or immediately prior to the payment date specified in the Participation Agreement and the first installment shall be paid on that payment date. Thereafter, installment payments shall be paid on each successive anniversary of the payment date for the number of years specified in the Participation Agreement. The amount of each installment shall be determined in accordance with subparagraph (ii) below. Notwithstanding the foregoing, if before the date the last installment distribution is processed for payment the Participant dies, the remaining balance of the Participant’s SERP Account shall instead be distributed in a lump sum in accordance with the terms of the Participation Agreement.

(ii)	In determining an installment payment, a Participant’s SERP Account shall continue to be credited with earnings as specified in Section 4.4 until the date that immediately precedes the date the first installment payment commences. In determining the value of a Participant’s remaining SERP Account balance following an installment payment, such distribution shall reduce the value of the Participant’s SERP Account as of the valuation date preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s SERP Account as of such preceding valuation date (determined before reduction of the SERP Account as of such valuation date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the SERP Account.

ARTICLE V

SERP BENEFITS

5.1         SEPARATION OF SERVICE ON OR AFTER ATTAINING NORMAL RETIREMENT AGE. If a Participant has a Separation of Service on or after attaining his Normal Retirement Age, for reasons other than a termination for Cause, the Participant shall be entitled to a benefit equal to the vested percentage of his SERP Account balance. The vesting and distribution of the Participant’s SERP Account balance under this Section 5.1 shall be set forth in the Participant’s Participation Agreement.

5.2         SEPARATION OF SERVICE PRIOR TO ATTAINING NORMAL RETIREMENT AGE. If a Participant has a Separation from Service prior to attaining Normal Retirement Age, the Participant shall entitled to the vested percentage of his SERP Account balance. The vesting and distribution of the Participant’s SERP Account balance under this Section 5.2 shall be set forth in the Participant’s Participation Agreement.

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5.3         CHANGE IN CONTROL. In the event of a Change in Control, the Participant shall be 100% vested in his entire SERP Account balance as of the date of the Change in Control. Any payment under this Section 5.3 shall be distributed in accordance with the terms and conditions of each Participation Agreement. If the payment under this Section 5.3, either alone or together with any other payments and benefits the Participant has the right to receive from the Employer, would constitute a "parachute payment" under Section 280G of the Code, and but for this Section 5.3 would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payments and benefits shall be reduced by the minimum amount necessary to result in no portion of the benefits be subject to the Excise Tax. All determinations required to be made under this Section 5.3 shall be made by tax counsel, recognized compensation consultant or certified public accounting firm that are experts in determinations and calculations for purposes of Section 280G of the Code. All determinations will be conclusive and binding on the Employer and Participants.

5.4         TERMINATION FOR CAUSE. Notwithstanding anything to the contrary in this Plan, if a Participant is terminated for Cause, he will forfeit his entire SERP Account balance (vested and unvested) and his participation in this Plan shall cease.

5.5         DEATH. The Participant’s Beneficiary shall be entitled to a distribution of the Participant’s vested SERP Account balance in accordance with the terms and conditions of the Participation Agreement.

5.6         DELAYED DISTRIBUTIONS FOR SPECIFIED EMPLOYEES. Notwithstanding the foregoing, if a Participant is a Specified Employee and payment of his SERP Account balance is triggered due to Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule.

5.7         BENEFICIARY. The Participant’s executed Participation Agreement shall dictate the Participant’s rights and responsibilities regarding the Participant’s Beneficiary(ies).

ARTICLE VI

PLAN ADMINISTRATION

6.1         ADMINISTRATION.

(a)	General. The Plan shall be administered by the Administrator. The Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan and each Participation Agreement (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan, a Participation Agreement, or between the Plan and a Participation Agreement), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Administrator’s determination of the rights of any Executive or former Executive hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.

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(b)	Delegation of Duties. The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits payable hereunder, to a named administrator or administrators.

6.2         REGULATIONS. The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3          REVOCABILITY OF ADMINISTRATOR/EMPLOYER ACTION. Any action taken by the Administrator with respect to the rights or benefits under the Plan of any Executive or former Executive shall be revocable by the Administrator as to payments not yet made to such person in order to correct any incorrect payment to a Participant or a Beneficiary, and then only to the extent necessary to correct such error. Acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator’s making any appropriate adjustments in future payments to such person to correct any previously made overpayment or underpayment.

6.4         AMENDMENT.

(a)	Right to Amend. The Board of Directors, by written instrument, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall, without the Participant’s consent, decrease or restrict the amount accrued to the date of the amendment.

(b)	Amendment Required by Law. Notwithstanding the provisions of Section 6.4(a), the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Administrator, in order to ensure that the Plan is characterized as a non-tax-qualified plan of deferred supplemental retirement compensation maintained for members of a select group of executives and thus exempt from ERISA and in compliance with all other provisions under the Code, as such provisions relate to the original purpose of this Plan, supplemental retirement income to the Participant(s) and/or other related Plan and Employer objectives.

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6.5         TERMINATION. Subject to the requirements of Section 409A of the Code, in the event of complete termination of the Plan, the Plan shall cease to operate and the Employer shall pay out to each Participant his vested SERP Account balance (including the unvested portion) as of the date of termination of the Plan. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)	The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	The Board of Directors may terminate the Plan by irrevocable action within 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c)	The Board of Directors may terminate the Plan provided that:

(i)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer;

(ii)	all arrangements sponsored by the Employer that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated;

(iii)	no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement;

(iv)	all payments are made within 24 months of the termination of the arrangements; and

(v)	the Employer does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

6.6         WITHHOLDING. The Employer shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Section 409A of the and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Section 409A of the Code.

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ARTICLE VII

CLAIMS ADMINISTRATION

7.1         GENERAL. If a Participant, Beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary or his or her representative desires to dispute the decision of the Administrator, he/she must file a written notification of his or her claim with the Administrator.

7.2         CLAIMS PROCEDURE. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Article.

7.3         RIGHT OF APPEAL. A claimant who has a claim denied under Section 7.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 7.2.

7.4         REVIEW OF APPEAL. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision.

7.5         DESIGNATION. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

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7.6          ARBITRATION. The claimant must follow the claims procedures of Section 7.2 and exhaust his administrative remedies before taking any further action with respect to a claim for benefits. Any dispute, controversy or claim arising under or in connection with this Plan that is not resolved through the Plan’s administrative procedures shall be settled exclusively by arbitration in Orange County, New York (unless another location is mutually agreed to by the claimant and the Board), in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall be selected by mutual agreement of the claimant and the Board of Directors. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrator shall, in the award, allocate between the parties the cost of arbitration, but excluding attorneys’ fees and other expenses of the parties, in such proportion as the arbitrators deem just.

ARTICLE VIII

MISCELLANEOUS

8.1          ADMINISTRATOR. The Administrator is expressly empowered to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries. If any individual shall have been delegated the duties or responsibilities as Administrator, such person shall not be liable for any actions by him or her hereunder unless due to his or her own gross negligence or willful misconduct and shall be indemnified and held harmless by the Employer from and against all personal liability to which he or she may be subject by reason of any act done or omitted to be done in his or her official capacity as Administrator in the good faith administration of the Plan, including all expenses reasonably incurred in his or her defense in the event the Employer fails to provide such defense upon request.

8.2          NO ASSIGNMENT. No benefit under the Plan or a Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or a Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachment or other legal process for or against any person.

8.3          NO EMPLOYMENT RIGHTS. Participation in this Plan and execution of a Participation Agreement shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted and the Participation Agreement had never been executed.

8.4         IDENTITY. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Account of the affected Participant.

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8.5          NO LIABILITY. No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in the Plan, or for the acts or decisions taken or made under or in connection with the Plan; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming benefits under the Plan. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits under this Plan.

8.6          EXPENSES. Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan shall be paid by the Employer.

8.7          EMPLOYER DETERMINATIONS. Any determinations, actions, or decisions of the Employer (including, but not limited to, Plan amendments and Plan termination) shall be made by the Board of Directors in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board of Directors to make such determinations or decisions.

8.8          CONSTRUCTION. All questions of interpretation, construction or application arising under or concerning the terms of this Plan and any Participation Agreement shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

8.9         GOVERNING LAW. The provisions of the Plan shall be construed, administered and governed under applicable federal laws and the laws of the State of New York. In applying the laws of the State of New York, no effect shall be given to conflict of laws principles that would cause the laws of another jurisdiction to apply.

8.10       SEVERABILITY. Should any provision of the Plan or any Participation Agreement be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions, unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision to take the place of the one held illegal or invalid.

8.11       HEADINGS. The headings contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

8.12       TERMS. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

8.13       OWNERSHIP OF ASSETS; RELATIONSHIP WITH EMPLOYER. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

8.14       DEPOSITS IN TRUST. The Employer may, at its sole discretion, establish with a corporate trustee a grantor rabbi trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform with the terms of Revenue Procedure 92-64 or any successor procedure. The Employer in its sole discretion may make deposits to augment the principal of such trust.

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8.15       UNFUNDED PLAN. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Employer’s operations and have the ability to materially affect the Employer’s profitability and operations.

8.16      SECTION 409A COMPLIANCE. The Employer and each Participant intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement would subject a Participant to additional tax or interest under Section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. Each payment that is payable pursuant to this Plan is intended to constitute a “separate payment” for purpose of Treasury Regulation Section 1.409A-2(b)(ii).

Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Employer, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances:

(i)	as a result of certain domestic relations orders;

(ii)	in compliance with ethics agreements with the federal government;

(iii)	in compliance with ethics laws and conflicts of interest laws;

(iv)	in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B));

(v)	to apply certain offsets in satisfaction of a debt of the Participant to the Employer;

(vi)	in satisfaction of certain bona fide disputes between the Participant and the Employer; or

(vii)	for any other purpose set forth in the Treasury Regulations and subsequent guidance.

8.17       SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term “ successor” as used herein shall include and corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and its successors of any corporation or business entity.

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ARTICLE IX

REGULATORY PROVISIONS

9.1         Notwithstanding anything herein contained to the contrary, any SERP Benefit under this Plan and related Participation Agreement is subject to and conditioned upon its compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

9.2        If an Executive is removed from office or permanently prohibited from participating in the Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Employer under this Plan and related Participation Agreement shall terminate as to the Executive as of the effective date of the order.

9.3           Notwithstanding any provision of this Plan to the contrary, if the Employer is in “default” or “in danger of default,” as those terms are defined in Section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Plan shall terminate.

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